Patient Infosystems Inc. Closes $5.65 million Private Placement

ROCHESTER, N.Y.--(BUSINESS WIRE)--June 18, 2004--Patient Infosystems Inc. (OTCBB: PATY - News) a leading healthcare services company today announced it has raised $5,653,200 in gross proceeds from the sale of 3,365,000 shares of common stock to institutional and other accredited investors. C.E. Unterberg, Towbin acted as exclusive placement agent in the transaction.

The company expects that the proceeds for the sale will be applied towards the company's disease management and ancillary benefits business segments.

Roger Chaufournier, Patient Infosystems President and CEO stated "With this financing, Patient Infosystems is well-positioned to grow the business and capitalize on the large opportunities in the disease management and ancillary markets."

The offer and sale of the securities being sold by Patient Infosystems in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold absent registration, unless an exemption from applicable registration requirements is available. However, the Company has agreed to file a registration statement for the resale of the shares of common stock. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

About Patient Infosystems:

Patient Infosystems Inc. is a leader in disease management programs that reduce healthcare costs and improve health and quality of life. The company, through its wholly owned subsidiary, American Caresource, is a pioneer in ancillary benefits management. For more information on Patient Infosystems please go to www.ptisys.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

   PATY IR Contact:
     Lipman Capital Group Inc.
     John Lipman, 212-755-3181
     jlipman@lipmangrp.com